Exhibit 23.01

KPMG LLP
Chartered Accountants
Box 10426, 777 Dunsmuir Street
Vancouver BC V7Y 1K3
Canada
                                                        Telephone (604) 691-3000
                                                          Telefax (604) 691-3031
                                                                     www.kpmg.ca

CONSENT OF INDEPENDENT AUDITOR

To the Board of Directors
Essential Innovations Technology Corp.

We consent to the use of our report dated April 23, 2003 on the consolidated balance sheets of Essential Innovations Technology Corp. as of October 31, 2002 and 2001 and the related consolidated statements of operations, stockholders' equity and comprehensive loss, and cash flows for the periods then ended, included in this registration statement and prospectus on Form SB-2. Our report dated April 23, 2003 contains an explanatory paragraph that states that the Company has not generated positive cash flow from operations since inception that raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

KPMG LLP (signed)

Chartered Accountants

Vancouver, Canada

September 12, 2003

KPMG LLP, a Canadian owned limited liability partnership established under the laws of Ontario, is the Canadian member firm of KPMG International, a Swiss nonoperating association.